UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2013

EXTERRAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 836-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

Second Amendment to Third Amended and Restated Omnibus Agreement

In connection with the completion of the transactions contemplated by the Contribution, Conveyance and Assumption Agreement dated March 7, 2013 (the “Contribution Agreement”), as described in a Current Report on Form 8-K filed on March 8, 2013 by Exterran Holdings, Inc., on March 31, 2013, we entered into a Second Amendment to Third Amended and Restated Omnibus Agreement (the “Omnibus Amendment”) with Exterran Energy Solutions, L.P., Exterran GP LLC (“GP LLC”), Exterran General Partner, L.P. (“GP”), EXLP Operating LLC and Exterran Partners, L.P. (the “Partnership”).  The omnibus agreement governs several relationships between us and the Partnership, including:

1.              Certain agreements not to compete between us and our affiliates, on the one hand, and the Partnership and its affiliates, on the other hand;

2.              Our obligation to provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business and the Partnership’s obligation to reimburse us for the provision of such services, subject to certain limitations;

3.              The terms under which we, the Partnership and our respective affiliates may transfer compression equipment;

4.              The terms under which the Partnership may purchase newly-fabricated compression equipment from our affiliates;

5.              Our licensing of certain intellectual property to the Partnership, including our and the Partnership’s logos; and

6.              The Partnership’s obligation to indemnify us for certain liabilities, and our obligation to indemnify the Partnership for certain liabilities.

The omnibus agreement is hereby incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on August 4, 2011 and Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on May 9, 2012.  The description of the omnibus agreement is hereby incorporated by reference to our Current Report on Form 8-K filed on June 13, 2011 and our Current Report on Form 8-K filed on March 13, 2012.

The Omnibus Amendment amends the omnibus agreement to, among other things:

1.              Increase the cap on selling, general and administrative costs we allocate to the Partnership based on such costs we incur on the Partnership’s behalf and any such costs incurred directly by the Partnership and its subsidiaries (the “SG&A Limit”) from $10.5 million per quarter to $12.5 million per quarter through December 31, 2013, and from $12.5 million per quarter to $15.0 million per quarter beginning January 1, 2014;

2.              Increase the cap on cost of sales we allocate to the Partnership based on such costs we incur on the Partnership’s behalf and any such costs incurred directly by the Partnership and its subsidiaries (the “Cost of Sales Limit”) from $21.75 per horsepower per quarter to $22.50 per horsepower per quarter beginning January 1, 2014;

3.              Extend the terms of the SG&A Limit and the Cost of Sales Limit for an additional year such that they will now terminate on December 31, 2014; and

4.              Extend the terms of certain non-competition and equipment transfer provisions for an additional year such that they will now terminate on December 31, 2014.

Each of the parties to the omnibus agreement, other than us, is our direct or indirect subsidiary. As a result, certain individuals, including our officers and officers and directors of GP LLC, serve as officers and/or directors of more than one of such entities. Also, we hold (as of the date of this Form 8-K, after giving effect to the Partnership common units issued to our affiliate in connection with the completion of the transactions contemplated by the Contribution Agreement) an approximate 39% limited partner interest in the Partnership through our subsidiaries and an approximate 2% general partner interest and incentive distribution rights in the Partnership through our indirect ownership of GP, the general partner of the Partnership.

Item 7.01              Regulation FD Disclosure

On April 1, 2013, we announced the completion of the transactions contemplated by the Contribution Agreement and described in Item 1.01 above.  A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press release of Exterran Holdings, Inc. and Exterran Partners, L.P., dated April 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.

April 3, 2013	By:	/s/ William M. Austin
William M. Austin
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release of Exterran Holdings, Inc. and Exterran Partners, L.P., dated April 1, 2013